Exhibit 10.32

[SEARS HOLDINGS LETTERHEAD]

January 20, 2009

Mr. Scott J. Freidheim

Dear Scott,

The purpose of this letter is to restate your original offer Letter dated November 20, 2008, as agreed to by you and Sears Holdings Corporation (“Sears”). Effective January 20, 2009, your original offer letter is fully restated as provided herein. This letter serves as confirmation of our restated offer. This restated offer is not subject to the approval of the Compensation Committee of SHC’s Board of Directors (“Compensation Committee”).

The key elements of your compensation package are as follows:

•	Title is Executive Vice President, Operating and Support Businesses, reporting to the Chief Executive Officer - SHC.

•	Annual base salary at a rate of $800,000.

•

Annual incentive opportunity of 100% of your base salary under the Annual Incentive Plan, except as provided in the immediately following bullet point with respect to the 2009 fiscal year. Any annual incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date. Given that your anticipated start date is close to the end of the Sears Holdings Corporation 2008 Annual Incentive Plan’s (“2008 AIP”) performance period, you will not participate in the 2008 AIP.

•

For the 2009 fiscal year, your annual incentive opportunity will be $600,000, which includes: (a) a Special Incentive Award guaranteeing a $400,000 payment without regard to company performance and payable outside of the 2009 Annual Incentive Plan (“2009 AIP”); and (b) an annual target incentive under the 2009 AIP of $200,000 (i.e., 25% of your base salary) which component will be subject to all performance, payout and other terms of the 2009 AIP. Both the guaranteed portion and any non-guaranteed portion of this 2009 fiscal year incentive opportunity will be paid by April 15, 2010. You must be actively employed on the payout date to be eligible to receive any annual incentive payments. You will be required to repay to the company 100% of the Special Incentive Award in the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause (as defined in the Executive Severance Agreement you will be asked to sign as noted below) prior to your first anniversary following your first day of employment with SHC (i.e., “date of hire”), and 50% of the Special Incentive Award in the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause after your first anniversary following your date of hire but prior to your second anniversary following your date of hire.

•

Participation in the Sears Holdings Corporation Long-Term Incentive Program (“LTIP”). Sears Holdings Corporation has historically provided annual LTIP awards to its executives, with performance cycles of three years and award amounts established as a percentage of base salary. You will first become eligible to participate in an LTIP starting with the 2009 program. Details of this 2009 LTIP have yet to be determined. Your participation in future LTIP’s will be at a level comparable to the most senior executives of the company. You will not participate in the 2008 LTIP due to the lateness of your start date relative to the performance period of this program. For illustration purposes only, based upon your level, under prior overlapping LTIP’s, the target award for your level would have been 150% of base salary.

•

Separate from the LTIP, you will receive a long-term special incentive award, based on a combination of restricted stock and cash (if applicable), which in the aggregate equals $3,500,000, subject to the following.

Under the restricted stock component of the award, you will receive a grant of restricted stock under the Sears Holdings 2006 Stock Plan (“2006 Stock Plan”) equal to the lesser of $3,500,000 or the dollar value of the product of 50,000 shares times the closing price of Sears Holdings shares on the “grant date” (as defined herein). The cash component amount, if any, will equal $3,500,000 less the dollar value of the shares issued pursuant to the immediately preceding sentence.

As noted above, for purposes of the restricted stock component of this special award, the number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the “grant date”. The “grant date” will be the first business day of the month following the later of (a) the date upon which we receive both your executed Executive Agreement (see below) and the approval of the Compensation Committee or (b) your date of hire.

The restricted stock granted will be scheduled to vest on a graded basis, with 25% of the total shares granted vesting on each of the next four anniversaries after the grant date. This restricted stock grant is contingent upon you signing the Executive Severance Agreement. The cash award component also will be scheduled to vest on a graded basis, with 25% of the total cash award vesting on each of the next four anniversaries after your date of hire.

•

You will receive a special cash incentive of $500,000 (gross). Of this amount, 50% of the special cash incentive amount will be paid to you within thirty (30) days of your date of hire and the remaining 50% of this special cash incentive will be paid to you during the 2009 calendar year and within thirty (30) days following the relocation of your permanent residence to the greater Chicago metropolitan area, provided that you complete such relocation by December 1, 2009. You will be required to repay to SHC all or a portion of this special cash award paid to you in the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause as follows: (a) 100% of the total special cash award must be repaid if such termination occurs prior to the first anniversary of your date of hire; (b) 75% of the total special cash award must be repaid if such termination occurs between the first and second anniversaries of your date of hire; (c) 50% of the total special cash award must be repaid if such termination occurs between the second and third anniversaries of your date of hire; and (d) 25% of the total special cash award must be repaid if such termination occurs between the third and fourth anniversaries of your date of hire.

•

You will receive a one-time sign-on bonus of $250,000 (gross). Of this amount, 50% of the sign-on bonus amount will be paid to you within thirty (30) days of your date of hire and the remaining 50% of this bonus amount will be paid to you during the 2009 calendar year and within thirty (30) days following the relocation of your permanent residence to the greater Chicago metropolitan area, provided that you complete such relocation by December 1, 2009. You will be required to repay to SHC all or a portion of this sign-on bonus in the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause as follows: (a) 100% of the sign-on bonus amount must be repaid if such termination occurs prior to the first anniversary of your date of hire; and (b) 50% of the sign-on bonus amount must be repaid if such termination occurs between the first and second anniversaries of your date of hire.

•

You will be asked to sign an Executive Severance Agreement and will be subject to the terms and conditions of this agreement. The Executive Severance Agreement provides that if you are involuntarily terminated from Sears for any reason other than as provided in the Executive Severance Agreement, you will receive one (1) year of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Executive Severance Agreement, you will agree not to disclose confidential information and not to solicit employees. You will also agree not to aid, assist or render services for any ‘Sears Competitor’ (as defined in the agreement) for one (1) year following termination of employment. During a salary continuation period under the Executive Severance Agreement, you will not accrue vesting service or any compensation or benefits other than as specifically provided in the Executive Severance Agreement. As noted above, the restricted stock component of your special incentive award is conditioned upon you signing this agreement.

Your Executive Severance Agreement also provides that if a new individual is named to serve as Chief Executive Officer following your date of hire (“New CEO”), and such New CEO involuntarily terminates your employment from Sears within twelve (12) months of the New CEO’s appointment, for any reason other than Cause, death or Disability (as defined in the Executive Severance Agreement) before you have fully vested in the restricted stock award referred to above, upon such termination you will be deemed to have vested in the 25% of such restricted stock award that you would have vested in within twelve (12) months of such termination.

•

In lieu of relocation benefits as provide in the company’s standard relocation policy, you will receive a one-time relocation bonus of $250,000 (gross). This relocation bonus represents all benefits and compensation that will be provided to you related to your relocation, including commuting and temporary living costs incurred until your relocation is completed. This relocation bonus will be paid to you within thirty (30) days of your date of hire. You will be required to repay to SHC all or a portion of this relocation bonus in the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause as follows: (a) 100% of the sign-on bonus amount must be repaid if such termination occurs prior to the first anniversary of your date of hire; and (b) 50% of the sign-on bonus amount must be repaid if such termination occurs between the first and second anniversaries of your date of hire. You will be considered to have completed your relocation when Illinois is your primary state of residence.

•

You are eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.

•

You will be eligible to participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

In addition, your position may extend itself to participation in external business organizations as a primary contact for SHC such as the Chicago Club.

We are excited about the important contributions you will make to the company. If you need additional information or clarification, please call. To accept, sign below and return an original executed copy of this letter to my attention.

Sincerely,

/s/ William R. Harker

William R. Harker

Accepted:

/s/ Scott J. Freidheim                         1/20/09

Scott J. Freidheim                               Date